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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of The Pep Boys - Manny, Moe & Jack on Form S-3 of our report on the consolidated financial statements and related financial statement schedule of the Company as of February 2, 2002 and February 3, 2001 and for each of the three years in the period ended February 2, 2002, dated March 21, 2002 (July 31, 2002 as to Note
12), appearing in the Current Report on Form 8-K dated August 16, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Philadelphia, Pennsylvania
August 16, 2002